EXHIBIT 10.1

WERNER ENTERPRISES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION

Independent members of the Board of Directors (the “Board”) of Werner Enterprises, Inc. (the “Company”) receive annual cash retainers and restricted stock awards summarized in the table below. Such fees were approved in January, 2020 by the Compensation Committee (the “Committee”) of the Board and became effective April 1, 2020.

Fee or Retainer	Amount

Annual Cash Retainer for Board Membership	$50,000

Annual Cash Retainer for the Audit Committee Chair	$15,000

Annual Cash Retainer for the Compensation Committee Chair	$10,000

Annual Cash Retainer for the Nominating and Corporate Governance Committee Chair	$10,000

Annual Restricted Stock Award for Board Membership	$80,000

Cash compensation is paid in equal quarterly installments. Annual restricted stock awards vest over a three-year period from the date of grant. Restricted stock awards are granted pursuant to the terms of the Werner Enterprises, Inc. Amended and Restated Equity Plan and the Form of Restricted Stock Award Agreement, both of which are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. To the extent required by SEC regulations, equity awards granted to the Company’s independent directors are reported on Form 4 filings with the Securities and Exchange Commission.

We also reimburse each independent director at cost for all of their reasonable out-of-pocket travel expenses incurred in connection with their attendance at Board and Board committee meetings and for other reasonable out-of-pocket expenses directly related to their Board and Board committee service.